Exhibit 99.1

FA EMAIL: CGP Close

Subject: CNL Growth Properties to close second offering on April 11, 2014

Email Distribution Date: 2/26/2014

Audience: All FAs signed on to sell or who sold CGP2 and who sold CGP1

FOR BROKER-DEALER USE ONLY.

CNL Growth Properties, Inc. (the company) will end its second offering of shares no later than April 11, 2014.1

•	All subscription agreements and associated paperwork, including funding instructions, must be properly completed, signed by the prospective investor and delivered to the company’s transfer agent, DST Systems, Inc. or postmarked for delivery, no later than 11:59 p.m. local time Friday, April 11, 2014.

•	To accommodate subscription and funding logistics, subscription funding must be received by the company’s transfer agent no later than 3:00 p.m. CDT, Friday, April 25, 2014.

•	If you currently have a client who is considering an investment in the company through a qualified plan such as an IRA, please be mindful of the time it takes the custodian to process the qualified investment and transfer funds.

•	If you already have qualified investments in the pipeline, we strongly encourage you to check the status of those investments with the custodian or your broker-dealer to ensure the subscription paperwork and monies are received before the deadline.

The company will decide all questions concerning the timeliness, validity, form and eligibility of subscription documents, and the company’s decisions will be final and binding. The company may, in its sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as the company may determine, or reject the purported subscription. Subscription documents will not be deemed to have been accepted until all irregularities have been waived or cured within such time as the company shall determine in its sole discretion. The company will not be under any duty to give a subscriber notice of any defect or irregularity in the submission of subscription documents, or incur any liability for failure to give such notification.

For additional information please contact your sales representative directly or CNL Client Services at 866-650-0650. You can also register for the upcoming webinar on [day, date & time].

[1]	Should the maximum of $200 million in shares of our common stock be issued prior to April 11, 2014, the company will issue revised instructions.

FOR BROKER-DEALER USE ONLY. DISSEMINATION TO PROSPECTIVE OR CURRENT INVESTORS IS PROHIBITED. Broker-dealers are reminded that communications delivered to any person must be accompanied or preceded by a prospectus in accordance with the Securities Act of 1933, as amended. A prospectus relating to the common stock of the company contains additional information, has been filed with the U.S. Securities and Exchange Commission, and is available for download at CNLGrowthProperties.com and at SEC.gov, or by calling 866-650-0650. This is not an offer to sell, nor a solicitation of an offer to buy shares of the company. Only the company’s prospectus makes such an offer. This piece must be read in conjunction with the prospectus, as supplemented, in order to understand fully all of the investment objectives, risks, charges and expenses associated with an investment in shares of the company and must not be relied upon to make an investment decision.

Investing in a non-traded real estate investment trust (REIT) is a higher risk, longer term investment and is not suitable for all investors. An investment in the REIT is subject to significant risks. These risks include limited operating history, reliance on the advisor and its affiliates, payment of substantial fees to the advisor and its affiliates, conflicts of interest, use of leverage, cumulative net losses, limited proceeds raised, limited number of investments, lack of portfolio diversification, dilution related to stock distributions, no guarantee of distributions, illiquidity, liquidation at less than the purchase price, and risks associated with the multifamily development real estate sector, as described in the company’s prospectus, as supplemented, under “Risk Factor.”